Exhibit 3.723
CERTIFICATE OF INCORPORATION
OF
PITTSBURG COUNTY LANDFILL, INC.
          FIRST. The name of the corporation is:
Pittsburg County Landfill, Inc.
          SECOND. The address, including the street, number, city and county, of the corporation’s registered office in this state is 1200 North Walker, Suite 505, City of Oklahoma City, Oklahoma County; the name of the corporation’s registered agent at such address is Ronald Burks.
          THIRD. The nature of the business and the purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the general corporation law of Oklahoma.
          FOURTH. The total number of shares of capital stock which the corporation shall have authority to issue is 50,000 shares, designated as Common Stock, par value $1.00 per share.
          FIFTH. The name and mailing address of each incorporator is as follows:

Name	Mailing Address
Ronald Burks	1200 North Walker, Suite 505 Oklahoma City, Oklahoma 73103
          SIXTH. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, its directors and its shareholders or any class thereof, as the case may be, it is further provided that:
          (a) No election of directors need be by written ballot.
          (b) Prior to receipt of any payment for any of the corporation’s stock, the bylaws of the corporation shall be adopted, amended or repealed by the incorporator. Thereafter, the power to adopt, amend or repeal the bylaws is conferred on the board of directors.

          SEVENTH. To the fullest extent permitted by the Oklahoma General Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.
          I, the undersigned, for the purpose of forming a corporation under the laws of the State of Oklahoma, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 21st day of August, 1990.

/s/ Ronald Burks
Ronald Burks

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